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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
            Securities Exchange Act of 1934 (Amendment No. ________)

Filed by the Registrant |_|
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Check the appropriate box:

|_|  Preliminary Proxy Statement           |_|  Confidential, for Use of the
|_|  Definitive Proxy Statement                 Commission Only (as
|X|  Definitive Additional Materials            permitted by Rule 14a-6(e)(2))
|_|  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                            SIMPSON INDUSTRIES, INC.
                 ----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                MMI INVESTMENTS II-A, L.P.; MCM MANAGEMENT, LLC;
               MILLBROOK CAPITAL MANAGEMENT, INC.; JOHN S. DYSON;
       CLAY B. LIFFLANDER; ALAN L. RIVERA; ROBERT B. KAY AND JEROME LANDE
                 ----------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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                                THE MMI NOMINEES:
                                -----------------
                       QUALIFIED, OBJECTIVE, AND COMMITTED
                    TO MAXIMIZING YOUR INVESTMENT IN SIMPSON

                                                                  March 27, 2000

Dear Fellow Simpson Shareholder:

         By now, you have received materials from both MMI and Simpson management, each requesting your support for a slate of directors. Simpson's materials instruct you to "ignore" what MMI has to say and to support without question the Company's current management. We, on the other hand, believe that all the facts should be on the table and that you should examine both sides. Based upon those facts, we think that you will agree that the MMI Nominees are more qualified, more objective, and more aligned with your interests as a true owner of Simpson.

         Simpson management has failed to respond with any analysis to MMI's statements regarding the missed opportunities, misdirection and poor performance of Simpson. Instead, Simpson has chosen to deride MMI and hang disparaging labels on our platform for value creation for shareholders.


          ASK YOURSELF: SIMPSON HAS RESORTED TO CALLING US NAMES AND HAS PROVIDED NO ANALYSIS, IS THIS A WARNING SIGN?

                               THE TRUTH ABOUT MMI

         MMI'S DIRECTOR NOMINEES - MMI's three nominees, John S. Dyson, Clay B. Lifflander, and Alan L. Rivera, represent a diverse background of industrial manufacturing, corporate and investment management, finance, legal, and public service. Together the MMI Nominees have over 60 years of significant business experience. MOST IMPORTANTLY, THE MMI NOMINEES ARE COMMITTED TO EXPLORING ALL AVENUES TO CREATE SHAREHOLDER VALUE. If elected, the MMI Nominees will be:

     -- The largest shareholders on Simpson's Board of Directors, collectively owning nearly twice the holdings of the entire incumbent board;

          -- MMI PURCHASED 850,000 SHARES OF SIMPSON STOCK - SIMPSON MANAGEMENT RECEIVED MANY OF THEIR SHARES AS FREE STOCK OPTIONS & RESTRICTED STOCK AWARDS!

     -- The only Directors who are committed to serving Simpson shareholders as directors without compensation of any kind, whether Directors' fees, salary, stock, bonus, stock options, or pensions;

          -- THE CURRENT BOARD HAS RECEIVED MORE THAN $7 MILLION FROM THE COMPANY IN THE LAST SIX YEARS!

     --   Three new members; less than a third of the ten-member Simpson Board;

          -- SIMPSON HAS STATED THAT "THE ELECTION OF ANY OF THE MMI NOMINEES TO THE BOARD AT THIS TIME WOULD BE HIGHLY DISRUPTIVE TO THE STRATEGY THE COMPANY IS ACTIVELY PURSUING," BUT NOT SAID WHY!


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ASK YOURSELF: WHY IS A FRESH, NEW, MINORITY VOICE DEDICATED TO ENHANCING
SHAREHOLDER VALUE THREATENING TO THIS BOARD???


         MMI'S PLATFORM FOR THE CREATION OF SHAREHOLDER VALUE - Our detailed review of Simpson and the automotive supply industry indicates that the best way to create shareholder value and continue to grow the business is an acquisition by, or a merger with, a third party. We have proposed that Simpson explore this strategic option by undertaking an auction process. MMI's proposal calls for the Company to engage a recognized investment banking firm to explore a standard and professionally-organized auction process seeking the sale of Simpson to a third party at a substantial premium to current value. Simpson's incumbent Board has made it clear, however, that they are unwilling even to explore such a process. Simpson management may find such a process for value creation threatening to their PERSONAL objectives and is therefore misrepresenting our proposal as unusual, inherently disruptive and lacking in flexibility. We believe this is just plain wrong. The implementation of a standard auction process:

-- Has routinely been used by companies in the automotive supply industry seeking to enhance value for shareholders;

-- Has historically not resulted in significant demonstrable disruptions of customer and employee relationships, but instead allows a company to review the range of suitors and transactions that may be available to it;

-- Is an accountable process that forces a company's Board and management to consider all alternatives available to it;

-- Is accepted, and often welcomed, by auto manufacturers as a means to shrink their supplier base and cut costs;

-- Can lead to acquisition by a company that will provide a larger, better-capitalized platform for future growth;



AND MOST IMPORTANTLY:

-- IS NOT A FIRESALE AND DOES NOT REQUIRE A COMPANY TO ACCEPT THE HIGHEST BID, IRRESPECTIVE OF THE VALUE OFFERED.


   ASK YOURSELF: IF THE SIMPSON BOARD IS SERIOUSLY WILLING TO CONSIDER OFFERS,
                ISN'T AN ORGANIZED PROCESS RUN BY PROFESSIONALS
                   THE BEST WAY TO INVITE STRATEGIC INTEREST?


             WITHOUT A FORMAL PROCESS, DOESN'T SIMPSON PRECLUDE BONA
                            FIDE OFFERS BEING MADE?



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          ASK YOURSELF: WHY HASN'T SIMPSON MANAGEMENT EVEN ATTEMPTED TO
                          DEFEND ITS OWN PERFORMANCE?

                       SIMPSON'S INEXCUSABLE TRACK RECORD


         POOR LONG-TERM STOCK PRICE PERFORMANCE - One simple reason Simpson management cannot defend their performance is the long-term negative return of the Company's stock. As the graph below shows, even with the re-investment of dividends, Simpson stock is worth significantly less today than it was over six years ago. In fact, Simpson stock has been outperformed consistently over the last six years by the accepted benchmarks of large companies, small companies, industrial manufacturers, and Simpson's own self-defined peer group of companies.


                                    [GRAPH]



                         12/31/93     12/31/94     12/31/95     12/31/96     12/31/97      12/31/98      2/29/00
                         --------     --------     --------     --------     --------    ----------      -------

Simpson                   $  100       $   68       $   69       $   87       $   97     $     83        $   89
S&P 500                      100          101          139          170          227          291           328
S&P MAND                     100          103          145          194          266          326           326
Russell 2000                 100           98          126          147          180          175           243
Peer Group Index             100           83           89          113          141          140           105

         ------------


         POOR OPERATIONAL PERFORMANCE - Simpson cannot defend its operational performance either. In 1999 the Company's gross, operating, and net margins were all below the levels achieved six years ago in 1994! The 1999 record earnings performance masks the Company's true performance. While the Company has improved performance on an earnings basis, we believe Simpson has done so at the expense of cash flow through egregious capital expenditures in order to win costly new business. Capital expenditures ballooned in 1999, nearly halving the Company's margins of free cash flow - at the same time as Chairman Parrott's salary and bonus increased by nearly $100,000!



         SIMPSON'S DISMAL FUTURE PROSPECTS - During the last decade the automobile and auto parts industries have undergone a massive consolidation which we believe has isolated small companies like Simpson and put enormous pressure on margins. As THE NEW YORK TIMES stated this week "THE CONSOLIDATION OF THE GLOBAL AUTO INDUSTRY HAS REACHED A FULL-THROTTLE ROAR AS AUTOMAKERS AROUND THE WORLD RESPOND TO THE CHANGING ECONOMICS OF THE BUSINESS." In the meantime, Simpson has made only one major acquisition within the last five years and experienced modest growth as a result. As such,


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Simpson has left itself without the means (whether in the form of an attractive stock price or debt capacity) to execute a credible acquisition program.



         SELF-SERVING MANAGEMENT - Simpson wants you to believe that MMI's Shareholder Value Proposal is "self-serving," even though the entire purpose of our proposal is to have the Company at least attempt a process that could result in significant value creation. We believe it is self-serving to torpedo the Shareholder Value Proposal simply because it threatens one's personal position. We believe it is self-serving to entrench management with increasing bonuses, stock option grants, and accelerating pension benefits when the Company's share price is lower than it was six years ago. CHAIRMAN PARROTT GOT A $100,000 RAISE AND 30,000 OPTIONS FROM OUR COMPANY LAST YEAR - WHAT DID YOU GET?



         IN CLOSING, WE URGE YOU TO REMEMBER THAT OUR NOMINEES ARE DEDICATED TO ENHANCING THE VALUE OF YOUR SIMPSON INVESTMENT. OUR NOMINEES ARE PLEDGED TO WORK FOR YOU AND TO TAKE ONLY THOSE MEASURES WHICH MAKE SENSE. TO SUCCEED WE NEED YOUR SUPPORT. PLEASE SIGN, DATE AND MAIL YOUR BLUE MMI PROXY CARD. Over the coming weeks, we will try to speak with as many shareholders as we can. However, we simply cannot reach all of you. If you have any questions regarding MMI's platform for the creation of value for shareholders, please contact Jerome Lande of MMI at (212) 586-4333 or MMI's representatives at D.F.
King at (888) 242-8149.



         We thank you for your support.



         Sincerely,







         John S. Dyson        Clay B. Lifflander         Alan L. Rivera


-------------------------------------------------------------------------------

                     **************IMPORTANT**************


1. Be sure to vote on the BLUE card. Vote "FOR" the MMI nominees and "FOR" the Shareholder Value Proposal. We urge you not to sign any proxy card which is sent to you by Simpson, even as a protest vote against the incumbent Board of Directors. REMEMBER, EACH PROPERLY EXECUTED PROXY YOU SUBMIT REVOKES ALL PRIOR PROXIES. EVEN IF YOU HAVE ALREADY SUBMITTED A PROXY SENT TO YOU BY SIMPSON, YOU SHOULD SIGN AND RETURN THE MMI BLUE PROXY.

2. If any of your shares are held in the name of a bank broker or other nominee, please contact the person responsible for your account and direct him/her to vote on the BLUE PROXY CARD "FOR" THE MMI NOMINEES AND THE SHAREHOLDER VALUE PROPOSAL.

3. If you have any questions or need assistance in voting your shares, please feel free to contact:

                              D.F. KING & CO. INC.
                                 (888) 242-8149

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                MMI NOMINEES FOR DIRECTOR OF SIMPSON INDUSTRIES:
                      QUALIFIED, EXPERIENCED, AND DEDICATED

         MMI is seeking to elect 3 nominees - A MINORITY POSITION - to the ten-member Board of Directors of Simpson Industries. All three MMI nominees bring to Simpson an incredible wealth of experience in the areas of industrial manufacturing, corporate and investment management, finance, corporate law, and public service. CONSIDER FOR YOURSELF HOW THE ACCOMPLISHMENTS, BACKGROUND AND EXPERIENCE OF THE MMI NOMINEES WOULD BENEFIT SIMPSON.



                                                         JOHN S. DYSON

-- Chairman and Director, Millbrook         --  Former Commissioner: New York          --  Chairman, NYC Mayor's Council of
   Capital Management, Inc.                     State Department of Commerce; New          Economic Advisors.  Former Deputy Mayor
                                                York State Department of                   for Finance and Economic Development for
-- Chairman and Director: Key                   Agriculture; and New York State            the City of New York.
   Components, Inc., a $145 million,            Power Authority.
   industrial manufacturing company.                                                   --  Trustee: Cornell University Morgan
                                            --  Former Vice-Chairman,                      Library and Middlesex School.
                                                Dyson-Kissner-Moran Corp.


                                                    CLAY B. LIFFLANDER

-- President and Director, Millbrook        --  Former Managing Director,            --  Former President, New York City
   Capital Management, Inc.                     Mergers and Acquisitions Group,          Economic Development Corporation.
                                                Smith Barney Inc.

-- CEO and Director: Key Components,        --  Former Chairman, New York City       --  Director: United Nations Development
   Inc., a $145 million, industrial             Corporation and Hudson River Museum.
   manufacturing company.                       Industrial Development Agency


                                                     ALAN L. RIVERA

-- Chief Financial Officer and General      --  Former Public Finance and            --  Director: New York City Industrial
   Counsel, Millbrook Capital Management,       Corporate Attorney: Mudge, Rose,         Development Agency and CancerCare, Inc.
   Inc.                                         Guthrie Alexander and Ferdon;
                                                Townley & Updike.

-- Director: Key Components, Inc., a        --  Former Executive V.P. and            --  Former Director, New York City Health
   $145 million, industrial manufacturing       General Counsel, New York City           and Hospitals Corp.
   company.                                                                              Economic Development Corporation.



         PLEASE REMEMBER THAT MMI IS SEEKING A MINORITY POSITION ON SIMPSON'S BOARD - ONLY 3 OF 10 SEATS - NOT CONTROL. EVEN IF WE ARE ELECTED, SIMPSON'S CONTINUING DIRECTORS WILL STILL CONTROL THE BOARD. WE PLEDGE, HOWEVER, TO REPRESENT YOUR INTERESTS AS SHAREHOLDERS ON THE BOARD. PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR BLUE PROXY CARD